Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

Deutsche Bank AG, Netherlands (Via Paris), Paris, France
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
Standarded Chartered Bank Uganda Limited, Kampala, Uganda
Deutsche Bank AG, Seoul, Republic of Korea
UniCredit Bank Serbia JSC, Belgrade, Serbia
Deutsche Bank S.p.A., Milan, Italy
Citigroup Pty. Limited, Melbourne, Australia
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates
HSBC Bank Middle East Ltd., Kuwait City, Kuwait
Deutsche Bank AG, Netherlands, Lisbon, Portugal
Standard Chartered Bank (Taiwan) Limited, Taipei, Taiwan
UniCredit Bulbank AD, Sofia, Bulgaria
Zagrebacka Banka d.d., Zagreb, Croatia
Unicredit Bank Czech Republic and Slovakia A.S. Prague, Czech Republic Unicredit Bank d.d. Mostar, Federation of Bosnia and Herzegovina
Unicredit Bank d.d. Banja Luka, Republic of Srpska
State Street Bank & Trust Co. U.K. Branch, Edinburgh, Scotland
Deutsche Bank AG, Vienna, Austria
Nordea Bank AB (publ), Copenhagen C, Denmark
Nordea Bank AB (publ), Helsinki, Finland
JC Bank of Georgia, Tbilisi, Georgia
Deutsche Bank (Malaysia) Berhad, Kuala Lumpur, Malaysia
Nordea Bank AB (publ), Oslo, Norway
HSBC Suaid Arabia Limited, Riyadh, Saudi Arabia
Nordea Bank AB (publ), Stockholm, Sweden
Deutsche Bank, A.S., Istanbul, Turkey
Scotia Investments Jamaica Limited, Kingston, Jamaica

Type of Custody:  Foreign Custodian Rule 17f-5